Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(NASDAQ: OSBC)	October 26, 2011

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Third Quarter 2011 Results

Capital Requirements Exceeded and Asset Quality Improvement Continued

AURORA, Illinois, October 26, 2011 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), parent company of Old Second National Bank (the “Bank”), today announced results of operations for the third quarter of 2011.  The Company reported a net loss of $1.4 million, compared to a net loss of $88,000 in the third quarter of 2010.  The Company’s pretax loss of $1.4 million for the third quarter of 2011 compared to a $1.2 million pretax loss for the third quarter of 2010.  The Company’s net loss available to common shareholders of $2.6 million, or $0.18 per diluted share, for the third quarter of 2011, compared to a net loss available to common shareholders of $1.2 million, or $0.09 per diluted share, in the third quarter of 2010.

The Company’s $3.0 million provision for loan losses for the third quarter of 2011 compared favorably to the $11.8 million provision in the third quarter of 2010.  The allowance for loan losses was 42.95% of nonperforming loans as of September 30, 2011, compared to 29.84% a year earlier and 36.81% as of June 30, 2011.

“We are very pleased to announce that we continue to exceed the capital ratio objectives that we agreed to with the OCC” said Bill Skoglund, Chairman and CEO, said.  “As of September 30, 2011, the Bank’s leverage ratio was 9.52%, up 142 basis points from December 31, 2010, and 77 basis points above the objective the Bank had agreed with the OCC to maintain of 8.75%.  The Bank’s total capital ratio was 12.98%, up 135 basis points from December 31, 2010, and 173 basis points above the objective of 11.25%.”

“Consecutive quarterly declines in nonperforming assets are encouraging,” continued Skoglund.  “While uncertainty remains in the broader economy, we have seen signs of stabilization in commercial real estate values in our market area, which we believe will be a key to our continuing improvement.  Also, our long standing and valued customers continue to allow us to work with them to achieve their long term financial objectives.”

2011 Financial Highlights/Overview

Earnings

•                  Third quarter net loss before taxes of $1.4 million compared to a net loss before taxes of $1.2 million in the same quarter of 2010.

•                  Third quarter net loss to common stockholders of $2.6 million compared to a net loss to common stockholders of $1.2 million in the same quarter of 2010.

•                  The tax-equivalent net interest margin was 3.63% during the third quarter of 2011 compared to 3.60% in the same quarter of 2010, and reflected an increase of 4 basis points compared to the second quarter of 2011.

•                  Noninterest income of $26.8 million was $7.0 million lower in the first nine months of 2011 than in the first nine months of 2010 reflecting lower securities gains, deposit service charges, and mortgage sale revenues.  Results for 2010 also included the nonrecurring revenues on bank owned life insurance and litigation related income.  Excluding the nonrecurring revenue recorded in the 2010 period, noninterest income decreased by $3.4 million year to date 2011.

•                  Noninterest expenses of $71.8 million were $2.0 million lower in the first nine months of 2011 than in the first nine months of 2010 reflecting flat or reduced expenses in most categories.

Capital

•                  Bank leverage capital ratio increased from 8.10% to 9.52% in the first nine months of 2011.

•                  Bank total capital ratio increased from 11.63% to 12.98% in the first nine months of 2011.

•                  Company leverage ratio increased from 4.74% to 5.18% in the first nine months of 2011.

•                  Company total capital ratio increased from 11.46% to 12.37% in the first nine months of 2011.

•                  Company tangible common equity to tangible assets decreased from 0.28% in the second quarter of 2011 to 0.15% in the third quarter of 2011 and declined from 0.40% at year end 2010.

Asset Quality/Balance Sheet Overview

•                  Nonperforming loans declined $89.5 million (39.1%) during the first nine months of 2011 to $139.3 million as of September 30, 2011, from $228.9 million as of December 31, 2010, and declined $40.1 million (22.4%) during the quarter from $179.4 million as of June 30, 2011.

•                  The provision for loan loss expense decreased to $3.0 million for the third quarter ended September 30, 2011, compared to $11.8 million in the same period in 2010.

•                  Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $10.0 million at September 30, 2011, from $13.9 million at December 31, 2010, and $17.6 million at September 30, 2010.

•                  Securities available-for-sale increased $39.5 million in the first nine months of 2011 to $188.2 million from $148.6 million with no impact on current liquidity profile.

Net Interest Income

Net interest income decreased $11.5 million, from $60.5 million in the first nine months of 2010, to $48.9 million in the first nine months of 2011.  Average earning assets decreased $396.9 million, or 17.7%, to $1.84 billion from the first nine months of 2010 to the first nine months of 2011, as management continued to emphasize asset quality and new loan originations continued to be limited.  The $375.8 million decrease in year to date average loans and loans held-for-sale was primarily due to the general lack of demand from qualified borrowers in the Bank’s market area, charge-off activity, maturities and payments on performing loans.  To utilize available liquid funds, management also increased securities available for sale in the third quarter.  At the same time, management reduced deposits that had previously provided asset funding by emphasizing relationship banking rather than single service customers.  As a result, average interest bearing liabilities decreased $367.4 million, or 18.8%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.67% in the first nine months of 2010 to 3.57% in the first nine months of 2011.  The average tax-equivalent yield on earning assets decreased from 4.90% in the first nine months of 2010 to 4.70%, or 20 basis points, in the first nine months of 2011.  During the first nine months of 2011, the tax equivalent yield on earning assets was enhanced by collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The tax equivalent yield on earning assets during the first nine months of 2011 would have been 4.63% without this benefit.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 1.49% to 1.39%, or 10 basis points, helping to offset the decrease in yield.  The decrease in average earning assets in 2011 was the main cause of decreased net interest income.

Net interest income decreased $3.5 million from $19.5 million in the third quarter of 2010 to $15.9 million in the third quarter of 2011.  The decrease in average earning assets on a quarterly comparative basis was $409.0 million, or 18.9%, from September 30, 2010, to September 30, 2011, due in part to a lack of demand from qualified borrowers as well as charge-off activity in the quarter.  Average interest bearing liabilities decreased $377.8 million, or 20.0%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.60% in the third quarter of 2010 to 3.63% in the third quarter of 2011.  The average tax-equivalent yield on earning assets decreased from 4.78% in the third quarter of 2010 to 4.73% in the third quarter of 2011, or 5 basis points.  During the third quarter of 2011, the tax equivalent yield on earning assets was enhanced by collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The tax equivalent yield on earning assets during the third quarter of 2011 would have been 4.65% without this benefit.  The cost of interest-bearing liabilities also decreased from 1.42% to 1.35%, or 7 basis points, in the same period.  Consistent with the year to date margin trend, the level of nonaccrual loans, combined with the repricing of interest bearing assets and liabilities in a lower interest rate environment decreased interest income to a greater degree than it decreased interest expense.

Asset Quality

In the first nine months of 2011, the Company recorded a $7.5 million provision for loan losses, which included an addition of $3.0 million in the third quarter.  In the first nine months of 2010, the provision for loan losses was $75.7 million, which included an addition of $11.8 million in the third quarter.  Provisions for loan losses provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans decreased to $139.3 million at September 30, 2011, from $228.9 million at December 31, 2010, and $228.4 million at September 30, 2010.  Charge-offs, net of recoveries, totaled $24.0 million and $72.0 million in the first nine months of 2011 and 2010, respectively.  Net charge-offs totaled $9.2 million in the third quarter of 2011 and $24.6 million in the third quarter of 2010.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the distribution of the Company’s remaining nonperforming loans and related specific allocations at September 30, 2011, are included in the table following.

	Three Months Ended		Year to Date
Loan Charge-offs, Gross	September 30,		September 30,
(in thousands)	2011	2010	2011	2010
Real estate-construction
Homebuilder	$1,391	$6,746	$3,045	$17,280
Land	75	772	3,089	6,866
Commercial speculative	449	2,848	937	9,346
All other	114	2,048	157	2,266
Total real estate-construction	2,029	12,414	7,228	35,758
Real estate-residential
Investor	1,662	500	2,748	8,282
Owner occupied	1,684	828	3,738	2,879
Revolving and junior liens	536	379	780	884
Total real estate-residential	3,882	1,707	7,266	12,045
Real estate-commercial, nonfarm
Owner general purpose	188	690	3,424	3,901
Owner special purpose	658	3,672	2,290	5,447
Non-owner general purpose	1,843	1,620	4,786	4,482
Non-owner special purpose	809	(691)	1,671	2,234
Retail properties	1,177	6,757	3,581	10,410
Total real estate-commercial, nonfarm	4,675	12,048	15,752	26,474
Real estate-commercial, farm	—	—	—	—
Commercial and industrial	143	46	298	1,632
Other	169	180	433	385
	$10,898	$26,395	$30,977	$76,294

The distribution of the Company’s nonperforming loans as of September 30, 2011, is included in the chart below (in thousands):

Nonperforming loans
as of September 30, 2011

	Nonaccrual Total (1)	90 Days or More Past Due	Restructured Loans (Accruing)	Total Non performing Loans	% Non Performing Loans	Specific Allocation
Real estate-construction	$37,257	$—	$2,683	$39,940	28.7%	$6,037
Real estate-residential:
Investor	8,656	715	476	9,847	7.1%	1,464
Owner occupied	12,402	—	6,160	18,562	13.3%	486
Revolving and junior liens	2,551	—	—	2,551	1.8%	156
Real estate-commercial, nonfarm	59,221	2,225	4,277	65,723	47.2%	6,377
Real estate-commercial, farm	1,076	694	—	1,770	1.3%	—
Commercial and industrial	948	—	—	948	0.6%	376
	$122,111	$3,634	$13,596	$139,341	100.0%	$14,896

(1) Nonaccrual loans included a total of $15.8 million in restructured loans.  Component balances are $5.9 million in real estate construction, $3.3 million in real estate-commercial nonfarm,  $1.9 million is in real estate - residential investor, $4.7 million is in real estate - owner occupied and $17,000 in Commercial and Industrial.

Commercial Real Estate

Commercial Real Estate Nonfarm (“CRE”) remained the largest component of nonperforming loans at $65.7 million, or 47.2% of total nonperforming loans.  The dollar volume of nonperforming CRE loans is down from $107.0 million at December 31, 2010 and $91.2 million at September 30, 2010.  Most of the decline in the quarter was attributable to OREO migration via foreclosure action or deed in lieu of foreclosure settlements.  To a lesser extent, several loans were paid off or upgraded as a result of improved performance. The class components of the CRE segment at September 30, 2011, were as follows (dollars in thousands):

	Nonaccrual	90 Days or More	Restructured Loans	Total Non performing	% Non Performing	Specific
Real Estate - Commercial Nonfarm	Total	Past Due	(Accruing)	Loans	CRE Loans	Allocation
Owner occupied general purpose	$11,947	$771	$—	$12,718	19.4%	$1,904
Owner occupied special purpose	14,556	267	—	14,823	22.5%	304
Non-owner occupied general purpose	9,838	1,187	3,837	14,862	22.6%	1,073
Non-owner occupied special purpose	3,097	—	440	3,537	5.4%	48
Retail properties	19,783	—	—	19,783	30.1%	3,048
	$59,221	$2,225	$4,277	$65,723	100.0%	$6,377

Portfolio loans secured by retail property, primarily strip malls, have been experiencing the most financial stress in recent years.  This class accounted for 10.0% of all CRE loans and 30.1% of all nonperforming CRE loans at September 30, 2011.  Third quarter 2011 charge-offs in the retail segment totaled $1.2 million and management estimated the remaining specific allocation for nonperforming loans of $3.0 million was sufficient coverage for the remaining loss exposure at September 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  Retail CRE properties accounted for 25.2% of the third quarter 2011 charge-offs in CRE.

The owner occupied special purpose category had $194.7 million, representing 28.1% of all CRE loans.  With $14.8 million of these loans nonperforming at September 30, 2011, these loans accounted for 22.5% of total nonperforming CRE.  Special purpose owner occupied credits include loans collateralized by property types such as gas stations, health and fitness centers, golf courses, restaurants, and medical office buildings.  Charge-offs in the third quarter of 2011 totaled $658,000 in this loan class and management estimated that the specific allocation of $304,000 was sufficient coverage for the remaining loss exposure at

September 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

Non-owner occupied, general purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 23.7% of total CRE loans, and 22.6% of nonperforming CRE loans at the end of the third quarter of 2011.  Third quarter 2011 charge-offs in this category were $1.8 million and management estimated that $1.1 million of specific allocation was sufficient coverage for the remaining loss exposure at September 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

As of September 30, 2011, owner occupied general purpose loans comprised 22.1% of CRE, and 19.4% of nonperforming CRE loans.  Charge-offs totaled $188,000 in the third quarter of 2011, and management estimated that specific allocations of $1.9 million were sufficient coverage for the remaining loss exposure at September 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

Non-owner occupied, special purpose loans represented 16.1% of the CRE portfolio, and 5.4% of nonperforming CRE loans at the end of the third quarter of 2011.  In the third quarter, a charge-off of $809,000 was recorded, and management estimated that a specific allocation of $48,000 was sufficient coverage for the remaining loss exposure at September 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

In addition to the specific allocations detailed above, management estimates include a higher risk commercial real estate pool loss factor for certain CRE loans.  These loans typically have a deficiency in cash flow coverage from the property securing the credit, but other supporting factors such as liquidity, guarantor capacity, sufficient global cash flow coverage or cooperation from the borrower is evident to support the credit.  These deficiencies in cash flow coverage are typically attributable to vacancy that is expected to be temporary or reduced operating income from the owner-occupant due to cyclical impacts from the recession.  The pool also includes cases where the property securing the credit has adequate cash flow coverage, but the borrower has other economic stress indicators to warrant heightened risk treatment.  Management estimated a reduction of reserves of $969,000 in the third quarter of 2011, based upon the amount of loans within this pool at September 30, 2011.  The combination of reduced specific loan loss allocations and decreased general allocation from the high risk pool resulted in a reduction of $1.2 million of estimated loss coverage in the third quarter of 2011.

Construction and Development

At September 30, 2011, nonperforming construction and development (“C & D”) loans totaled $39.9 million, or 28.7% of total nonperforming loans.  This is a decrease of $28.1 million from $68.0 million at December 31, 2010, and a decrease of $44.9 million from $84.8 million at September 30, 2010.  Of the $78.0 million of total C & D loans in the portfolio, 51.2% of all construction loans were nonperforming as of September 30, 2011, as compared to 54.9% at September 30, 2010, and 52.5% at December 31, 2010.  Total C & D charge-offs for the third quarter of 2011 were $2.0 million, as compared to $12.4 million in the third quarter 2010.  Following that charge-off activity, management estimated that specific allocations of $6.0 million were sufficient coverage for the remaining loss exposure in this segment at September 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  The Bank’s loan exposure to credits secured by builder home inventory is down 56.5% from a year ago.

Management closely monitors the performing loans that have been rated as “special mention” or “substandard” but accruing.  While some additional adverse migration is still possible, management believes that the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid classification as an impaired credit at September 30, 2011.  As a result, management believes future losses in the construction segment will continue to trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.  Collateral values continued to decline but at a generally slower rate.

Residential Real Estate

Nonperforming 1-4 family owner occupied residential mortgages to consumers totaled $18.6 million, or 13.3% of the nonperforming loan total as of September 30, 2011.  This segment totaled $25.5 million in nonperforming loans at December 31, 2010, compared to $27.1 million at September 30, 2010.  While Kendall, Kane and Will counties experienced high rates of foreclosure in both 2011 and 2010, the Bank has experienced relatively stable or somewhat improved nonperforming totals.  The majority of all loans originated today are sold on the secondary market.  Of the nonperforming loans in this category, $6.2 million, or 33.2%, are to homeowners enrolled in the Bank’s foreclosure avoidance program and are classified as restructured at September 30, 2011.  The typical concessions granted in these cases were small and temporary rate reductions and a reduced monthly payment with the expectation that these borrowers resume normal performance on their obligations when their earnings situation improves.  The usual profile of these borrowers includes a decrease in household income resulting from a change or loss of employment.  The remaining nonperforming loans in the 1-4 family residential category are in nonaccrual status and most cases are in various stages of foreclosure.  The Bank did not offer subprime mortgage products to its customers.  Management believes that deterioration in the segment relates primarily to the high rate of unemployment in our market areas offset by some reductions from loans moved to OREO or upgraded as borrowers become once again employed.  In addition, a significant portion of these nonperforming loans were supported by private mortgage insurance, and, at September 30, 2011, management estimated that a specific allocation of $486,000 was adequate loss coverage following the $1.7 million of charge-offs that occurred during the quarter.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  At September 30, 2011, there were no loans that were greater than 90 days past due and were still accruing interest in this portfolio segment.  Additionally, at September 30, 2011, loans 30 to 89 days past due and still accruing totaled $1.1 million, which was an improvement from $5.1 million at December 31, 2010, and $1.6 million at September 30, 2010.

Nonperforming residential investor loans consist of multi-family ($3.3 million) and 1-4 family properties ($6.5 million), a total of $9.8 million, or 7.1% of the nonperforming loans total.  This was a decrease from $22.2 million at December 31, 2010, and a decrease from $20.9 million at September 30, 2010.  Following the third quarter charge-off of $1.7 million, management estimated that a total specific allocation of $1.5 million would be sufficient loss reserves at September 30, 2011, for the remaining risk in this category.  The multi-family and rental market segment is showing improved credit metrics as higher occupancy rates have driven stronger net operating income.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

Other

The remaining nonperforming credits included $948,000 in commercial and industrial loans, $2.6 million in consumer home equity and second mortgage loans and $1.8 million in farmland and agricultural loans.  These loan categories have shown stable credit characteristics and losses have been minimal during this economic cycle.  At September 30, 2011, management estimated that a total specific allocation of $376,000 on the commercial and industrial portfolio would be sufficient loss coverage for the remaining risk in those nonperforming credits, and that $156,000 was sufficient loss coverage for the consumer home equity and second mortgage loan segment.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  These estimated amounts were following charge-offs in the third quarter of 2011 of $143,000 in commercial and industrial loans, and $536,000 in consumer home equity loans.

Other Troubled Loans

Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $10.0 million at September 30, 2011, from $17.6 million at September 30, 2010, and $13.9 million at December 31, 2010.  At September 30, 2011, loans 30 to 89 days past due consisted of $1.1 million in 1-4 family consumer mortgages, $4.5 million in commercial real estate credits, $1.9 million in residential investor credits, $1.7 million in construction and development, $404,000 in commercial and industrial loans, and $418,000 in home equity loans.  Troubled debt restructurings (“TDR”) in accrual status total $13.6 million, which was a decrease from $18.6 million on a linked quarter basis.  Accruing TDRs included $6.2 million in consumer mortgages in the foreclosure avoidance program discussed previously, $2.7 million in restructured residential lot inventory loans to builders, $476,000 in 1-4 family investor mortgages, and $4.3 million in non-owner occupied commercial real estate.

Nonaccrual TDR loans totaled $15.8 million as of September 30, 2011.  These credits, which have not demonstrated a sustained period of financial performance, are primarily due to bankruptcy or continued deterioration in the borrowers’ financial situation.  Management is pursuing liquidation strategies for many of these loans.  Management estimated the quarterly specific allocation on TDRs in nonaccrual status and believed that specific allocation estimates at September 30, 2011, were sufficient coverage for the remaining loss exposure in this category.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

The coverage ratio of the allowance for loan losses to nonperforming loans was 43.0% as of September 30, 2011, which was an increase from 33.3% as of December 31, 2010.  This increase in this ratio was largely driven by an $89.5 million, or 39.1%, reduction in nonperforming loans.  Management updated the estimated specific allocations in the third quarter after receiving more recent appraisal collateral valuations or information on cash flow trends related to the impaired credits.  The estimated general allocations decreased by $8.4 million from December 31, 2010, as the overall loan balances subject to general factors decreased at September 30, 2011, even though the pooled commercial real estate segment increased and somewhat offset that decline.  Management determined the estimated amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent loss experience.  The C&D portfolio has had diminished adverse migration and the remaining credits are exhibiting more stable credit characteristics.  Management estimates adequate coverage for the remaining risk of loss in the construction portfolio.

Management regularly reviews the performance of the higher risk pool within commercial real estate loans, and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  The quantity of assets subject to this pool factor decreased by 26.0% in the third quarter as compared to June 30, 2011.  Also, compared to June 30, 2011 management increased the loss factor assigned to this pool by 4.5% based on risk characteristics of the remaining credits.  Management has also observed that many stresses in those credits were generally attributable to cyclical economic events that were showing some signs of stabilization.  Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within loan portfolio segments and in conjunction with market conditions and credit review administration activities.  Several environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses decreased from 4.5% of total loans as of December 31, 2010, to 4.2% of total loans at September 30, 2011.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other Real Estate Owned

Other real estate owned (“OREO”) increased $24.9 million from $75.6 million at December 31, 2010 to $100.6 million at September 30, 2011.  Strong disposition activity in third quarter was counterbalanced by numerous additions, including large dollar additions, to OREO assets, driving an increase of $17.9 million from OREO assets of $82.6 million at June 30, 2011.  In the third quarter of 2011, management successfully converted collateral securing problem loans to properties ready for disposition in the net amount of $29.8 million.  Additionally $394,000 in development improvements were added to OREO in the third quarter.  Third quarter additions were offset by $9.6 million in dispositions, which generated a net gain on sale of $297,000, and $2.7 million in additional valuation adjustments.  OREO holdings included single family residences, non-farm nonresidential properties, residential and commercial lots and parcels of vacant land suitable for either farming or development.    Details related to the activity in the OREO portfolio for the periods presented are itemized in the following table (in thousands):

	Three Months Ended		Year to Date
	September 30,		September 30,
	2011	2010	2011	2010
Beginning balance	$82,611	$47,128	$75,613	$40,200
Property additions	29,842	15,072	60,355	42,521
Development improvements	394	30	2,561	40
Less:
Property disposals	9,574	3,858	28,754	13,650
Period valuation adjustments	2,719	3,795	9,221	14,534
Other real estate owned	$100,554	$54,577	$100,554	$54,577

When measured as a percentage of other real estate properties owned, the OREO valuation reserve decreased to $21.8 million, which is 17.8% of gross OREO at September 30, 2011.  The valuation reserve represented 22.7% of gross OREO at December 31, 2010.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Noninterest Income

Noninterest income decreased $6.2 million, or 42.1%, to $8.5 million during the third quarter of 2011 compared to $14.7 million during the same period in 2010.  For the first nine months of 2011, noninterest income decreased by $7.0 million, or 20.6%, to $26.8 million compared to $33.8 million for the same period in 2010.  Trust income decreased by $89,000, or 5.1%, and by $99,000, or 1.9%, for the third quarter and first nine months of 2011, respectively.  Service charge income from deposit accounts decreased for both the quarter and year on reduced levels of transactions subject to service charges.  Total mortgage banking income in the third quarter of 2011, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $1.3 million, a decrease of $2.2 million, or 63.9%, from the third quarter of 2010.  Mortgage banking income for the first nine months of the year also decreased by $2.7 million, or 39.2%, from the 2010 level, reflecting lower demand for mortgage loans.

Realized losses on securities totaled $63,000 in the third quarter and gains of $588,000 in the first nine months of 2011 as compared to gains of $620,000 in the third quarter and $2.4 million in the first nine months of 2010.  Bank owned life insurance (“BOLI”) income decreased $286,000, or 55.1% and $80,000, or 6.6% in the third quarter and first nine months of 2011, respectively, over the same periods in 2010, as the rates of return decreased on the underlying insurance investments.  A death benefit of $938,000 was also realized in the third quarter of 2010.  Debit card interchange income increased for both the third quarter and first nine months of 2011 as the volume of consumer card activity continued to increase over 2010.  Lease revenue received from OREO properties, which partially offsets OREO expenses included in noninterest expense, increased $631,000 and $1.1 million in the third quarter and first nine months of 2011, respectively, compared to the same periods in 2010, as the number of properties that generated rental income increased.  Net gains on disposition of OREO properties increased by $98,000, to $297,000 in the third quarter of 2011, and by $236,000, to $933,000 in the third quarter and first nine months of 2011, respectively, on more favorable sale market conditions.  Additionally, in September 2010, the Illinois Supreme Court issued an opinion that resulted in $2.6 million of non-recurring noninterest income.  Other noninterest income decreased $46,000, or 3.9%, for the third quarter and increased by $244,000, or 6.4%, for the first nine months of 2011.

Noninterest Expense

Noninterest expense was $22.8 million during the third quarter of 2011, a decrease of $735,000, from $23.6 million in the third quarter of 2010.  Noninterest expense totaled $71.8 million during the first nine months of 2011, a decrease of $2.0 million, or 2.7%, from $73.8 million in the first nine months of 2010.  The reductions in salaries and benefits expense were $1.2 million, or 13.5%, and $1.7 million, or 6.2%, when comparing the third quarter and first nine months of 2011, respectively, to the same periods in 2010.  These reductions in salaries and benefits expense resulted primarily from a decrease in salary expense related to our workforce reduction and, to a lesser degree, from reductions in commissions related to a lower volume of mortgage loan and brokerage activity offset by increases in employee benefits expense.  The number of full time equivalent employees was 479 at September 30, 2011 as compared to 522 at the end of last year.

Occupancy expense increased $37,000, or 3.0%, from the third quarter of 2010 to the third quarter of 2011.  Occupancy expense decreased $70,000, or 1.8%, from the first nine months of 2010 to the first nine months of 2011.  Furniture and fixture expenses decreased by $106,000 and $354,000 in the third quarter and first nine months of 2011, respectively, compared to the same periods of the prior year.

Federal Deposit Insurance Corporation (“FDIC”) costs increased $184,000, or 21.7%, and $81,000, or 2.1%, for the third quarter and first nine months of 2011, respectively, as compared to the prior year.  On October 19, 2010, the Board of Directors of the FDIC voted to propose a comprehensive, long-range plan for deposit insurance fund management in response to changes to the FDIC’s authority to manage the Deposit Insurance Fund contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act.  As part of the fund management plan, the Board adopted a new Restoration Plan to ensure that the fund reserve ratio reaches 1.4% percent by September 30, 2020, as required. The new methodology for the assessment calculation changed effective with the second quarter of 2011.

General bank insurance increased $680,000 and $2.1 million for the third quarter and first nine months of 2011 when compared to the same period in 2010, reflecting increased premiums upon renewal.  Advertising expense decreased by $42,000, or 11.9%, and $317,000, or 30.2%, in the third quarter and first nine months of 2011, respectively, when compared to the same periods in 2010.  Legal fees decreased $40,000 and increased $718,000 in a quarterly and year to date comparison, respectively, and were primarily related to loan workouts.

OREO expense decreased $1,000 in the third quarter and $2.0 million in the first nine months of 2011 compared to the same periods in 2010.  The decrease for the year to date period was primarily due to decreases in valuation expense of $5.3 million as property values generally began to stabilize or decline more slowly.  This decrease was partially offset by increased expenses incurred in OREO property taxes and insurance of $2.9 million for the first nine months of 2011, due to the net increase in the number of properties held in 2011.  Other expense decreased $244,000, or 7.5%, from $3.3 million in the third quarter of 2010 to $3.0 million in the same period of 2011.  Other expense decreased $397,000, or 4.0%, from $10.0 million in the first nine months of 2010 to $9.6 million in the same period of 2011.

Assets

Total assets decreased $183.2 million, or 8.6%, from December 31, 2010, to close at $1.94 billion as of September 30, 2011.  Loans decreased by $266.2 million, or 15.7% to $1.42 billion, as management continued to emphasize balance sheet stabilization and credit quality as demand from qualified borrowers remained slow.  At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO.  As a result, the OREO assets increased $24.9 million, or 33.0%, for the nine months ended September 30, 2011, compared to December 31, 2010.  Available-for-sale securities increased by $39.5 million for the nine months ended September 30, 2011, reflecting securities purchased.  Management increased available-for-sale securities in the third quarter utilizing liquid funds.  For the nine months ended September 30, 2011 large dollar purchases were made in U.S. Government Agency Mortgage Backed securities, Corporate Bonds and Asset Backed (Student Loan) securities totaling $30.3 million, $21.1 million and $13.8 million respectively.  At the same time, net cash equivalents increased despite a general balance sheet deleveraging.  The largest changes by loan type included decreases in commercial real estate, real estate construction, residential real estate loans and commercial loans of $90.5 million, $51.6 million $67.7 million and $42.0 million, or 11.0%, 39.8%, 12.1% and 28.1%, respectively. Management intends to continue to reduce portfolio concentrations in all real estate categories throughout 2011.

Deposits

Total deposits decreased $180.5 million, or 9.5%, during the nine months ended September 30, 2011, to $1.73 billion.  The deposit segments that declined the most in this period were time certificates of deposits, which declined $151.9 million, or 19.1%, followed by NOW and money markets, which in the aggregate decreased $56.5 million, or 9.4%.  At the same time, noninterest bearing demand deposits increased by $16.3 million, or 4.9% and interest bearing savings increased by $11.6 million, or 6.4%.  The decrease in time deposits occurred primarily due to management’s pricing strategy enabling customers with a core deposit relationship at the Bank to receive a higher rate on time deposits while lowering other rates to current general market levels.  NOW accounts decreased by $46.1 million, from $304.3 million to $258.2 million, during the nine months ended September 30, 2011, and money market accounts decreased $10.5 million from $297.7 million to $287.2 million during the same time period, while savings deposits increased by $11.6 million, or 6.4%.  Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 1.31% in the first nine months of 2010 to 1.13%, or 18 basis points, in the first nine months of 2011.  Similarly, the average total cost of interest bearing liabilities decreased 10 basis points from 1.49% in the first nine months of 2010 to 1.39% in the first nine months of 2011.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with Bank of America.  That credit facility began in January 2008 and was originally comprised of a $30.5 million senior debt facility, which included a $30.0 million revolving line that matured on March 31, 2010, and $500,000 in term debt, as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.    The Company had no principal outstanding balance on the senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at the end of both December 31, 2010, and September 30, 2011.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At September 30, 2011, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, relating to the Senior Debt, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding senior term debt.

The Company increased its securities sold under repurchase agreements $613,000 or 30.4% during the first nine months of 2011.  The Company also increased its other short-term borrowings $174,000, or 4.2%, from December 31, 2010.  This increase is related to Treasury Tax & Loan (TT&L) deposits.  The Bank is a TT&L depository for the FRB.  The Company is allowed to hold these deposits for the FRB until they are called.

Capital

As of September 30, 2011, total stockholders’ equity was $78.3 million, which was a decrease of $5.7 million, or 6.8%, from $84.0 million as of December 31, 2010.  This decrease was primarily attributable to the net loss from operations in the first and third quarters of 2011.  As of September 30, 2011, the Company’s regulatory ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage increased to 12.37%, 6.39%, and 5.18%, respectively, compared to 11.46%, 6.09%, and 4.74%, respectively, at December 31, 2010.  The Company, on a consolidated basis, exceeded the minimum ratios to be deemed “adequately capitalized” under regulatory defined capital ratios at September 30, 2011.  The same capital ratios at the Bank were 12.98%, 11.70%, and 9.52%, respectively, at September 30, 2011, compared to 11.63%, 10.34%, and 8.10%, at December 31, 2010.  The Bank’s ratios exceeded the heightened capital ratios that it agreed to maintain with the OCC pursuant to the Consent Order agreed to in May 2011, as previously announced.

In July 2011, the Company also entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (the “Reserve Bank”) designed to maintain the financial soundness of the Company.  Key provisions of the Written Agreement include restrictions on the Company’s payment of dividends on its capital stock, restrictions on its taking of dividends or other payments from the Bank that reduce the Bank’s capital, restrictions on subordinated debenture and trust preferred security distributions, restrictions on incurring additional debt or repurchasing stock, capital planning provisions, requirements to submit cash flow projections to the Reserve Bank, requirements to comply with certain notice provisions pertaining to changes in directors or senior management, requirements to comply with regulatory restrictions on indemnification and severance payments, and requirements to submit certain reports to the Reserve Bank.  The Written Agreement also calls for the Company to serve as a source of strength for the Bank, including ensuring that the Bank complies with the Consent Order that it entered into with the OCC in May 2011.

In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets decreased to 0.15% and 0.22%, respectively, at September 30, 2011, compared to 0.40% and 0.52%, respectively, at December 31, 2010.

As previously announced, the Company has elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II.  Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on their trust preferred securities.  The total accumulated interest on the junior subordinated debentures including compounded interest from July 1, 2010 on the deferred payments totaled $5.6 million at September 30, 2011.

The Company has also suspended quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock.  The dividends have been deferred since November 15, 2010, and while in deferral these dividends are compounded quarterly.  The accumulated TARP preferred stock dividends totaled $4.2 million at September 30, 2011.

Under the terms of the subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods without default or penalty, but such amounts will continue to accrue. Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP preferred stock. Under the terms of the TARP preferred stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%.  Dividend payments on the TARP preferred stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue and, if the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company’s board of directors. The terms of the TARP preferred stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP preferred stock dividends are in arrears.  Pursuant to the terms of the Written Agreement discussed above, the Company must seek regulatory approval prior to resuming payments on its subordinated debentures and TARP preferred stock.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	As of and for the		As of and for the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Summary Statements of Operations:
Net interest and dividend income	$15,922	$19,461	$48,933	$60,457
Provision for loan losses	3,000	11,825	7,500	75,668
Noninterest income	8,508	14,695	26,846	33,810
Noninterest expense	22,820	23,555	71,776	73,783
Benefit for income taxes	—	(1,136)	—	(23,159)
Net loss	(1,390)	(88)	(3,497)	(32,025)
Net loss available to common stockholders	(2,580)	(1,223)	(7,021)	(35,419)

Key Ratios (annualized):
Return on average assets	(0.28)%	(0.01)%	(0.23)%	(1.73)%
Return to common stockholders on average assets	(0.52)%	(0.20)%	(0.46)%	(1.91)%
Return on average equity	(6.84)%	(0.21)%	(5.81)%	(23.54)%
Return on average common equity	(100.92)%	(5.16)%	(91.98)%	(42.09)%
Net interest margin (non-GAAP tax equivalent)(1)	3.63%	3.60%	3.57%	3.67%
Efficiency ratio (non-GAAP tax equivalent)(1)	70.79%	59.97%	73.06%	61.32%
Tangible common equity to tangible assets(2)	0.15%	3.75%	0.15%	3.75%
Tier 1 common equity to risk weighted assets(2)	0.22%	1.14%	0.22%	1.14%
Company total capital to risk weighted assets (3)	12.37%	11.37%	12.37%	11.37%
Company tier 1 capital to risk weighted assets (3)	6.39%	7.64%	6.39%	7.64%
Company tier 1 capital to average assets	5.18%	6.30%	5.18%	6.30%
Bank total capital to risk weighted assets (3)	12.98%	11.41%	12.98%	11.41%
Bank tier 1 capital to risk weighted assets (3)	11.70%	10.13%	11.70%	10.13%
Bank tier 1 capital to average assets	9.52%	8.38%	9.52%	8.38%

Per Share Data:
Basic loss per share	$(0.18)	$(0.09)	$(0.49)	$(2.52)
Diluted loss per share	$(0.18)	$(0.09)	$(0.49)	$(2.52)
Dividends declared per share	$0.00	$0.00	$0.00	$0.02
Common book value per share	$0.55	$6.60	$0.55	$6.60
Tangible common book value per share	$0.20	$6.19	$0.20	$6.19
Ending number of shares outstanding	14,034,991	13,911,475	14,034,991	13,911,475
Average number of shares outstanding	14,034,991	13,911,596	14,014,841	13,920,628
Diluted average shares outstanding	14,217,216	14,028,832	14,222,392	14,085,198

End of Period Balances:
Loans	$1,423,957	$1,815,667	$1,423,957	$1,815,667
Deposits	1,728,034	2,002,558	1,728,034	2,002,558
Stockholders’ equity	78,278	161,569	78,278	161,569
Total earning assets	1,714,809	2,028,190	1,714,809	2,028,190
Total assets	1,940,704	2,297,904	1,940,704	2,297,904

Average Balances:
Loans	$1,483,109	$1,868,053	$1,569,422	$1,943,004
Deposits	1,746,854	2,090,457	1,832,242	2,144,899
Stockholders’ equity	80,649	163,603	80,479	181,888
Total earning assets	1,751,347	2,160,359	1,843,264	2,240,199
Total assets	1,959,914	2,392,049	2,043,061	2,473,144

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending   September 30, 2011, and 2010, respectively, are presented on page 19.

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 20.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Asset Quality
Charge-offs	$10,898	$26,395	$30,977	$76,294
Recoveries	1,732	1,775	7,021	4,250
Net charge-offs	$9,166	$24,620	$23,956	$72,044
Provision for loan losses	3,000	11,825	7,500	75,668
Allowance for loan losses to loans	4.20%	3.75%	4.20%	3.75%

	As of		(audited)
	September 30,		December 31,
	2011	2010	2010
Nonaccrual loans(1)	$122,111	$209,876	$212,225
Restructured loans	13,596	16,187	15,637
Loans past due 90 days	3,634	2,335	1,013
Nonperforming loans	139,341	228,398	228,875
Other real estate	100,554	54,577	75,613
Receivable from swap terminations	—	2,169	3,520
Nonperforming assets	$239,895	$285,144	$308,008

(1) Includes $15.8 million and $26.7 million in nonaccrual restructured loans at September 30, 2011, and 2010, respectively.

Major Classifications of Loans

	As of		(audited)
	September 30,		December 31,
	2011	2010	2010
Commercial and industrial	$107,589	$178,283	$149,552
Real estate - commercial	730,554	864,095	821,101
Real estate - construction	77,958	154,433	129,601
Real estate - residential	489,985	586,443	557,635
Installment	4,187	5,562	4,949
Overdraft	409	565	739
Lease financing receivables	2,223	3,052	2,774
Other	11,242	24,061	24,487
	1,424,147	1,816,494	1,690,838
Unearned origination fees, net	(190)	(827)	(709)
	$1,423,957	$1,815,667	$1,690,129

Major Classifications of Deposits

	As of		(audited)
	September 30,		December 31,
	2011	2010	2010
Noninterest bearing	$347,154	$312,738	$330,846
Savings	191,721	177,448	180,127
NOW accounts	258,216	384,439	304,287
Money market accounts	287,228	318,961	297,702
Certificates of deposits of less than $100,000	408,236	495,677	491,234
Certificates of deposits of $100,000 or more	235,479	313,295	304,332
	$1,728,034	$2,002,558	$1,908,528

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)	(audited)
	September 30,	December 31,
	2011	2010
Assets
Cash and due from banks	$29,337	$28,584
Interest bearing deposits with financial institutions	79,334	69,492
Federal funds sold	—	682
Cash and cash equivalents	108,671	98,758
Securities available-for-sale	188,187	148,647
Federal Home Loan Bank and Federal Reserve Bank stock	14,050	13,691
Loans held-for-sale	9,281	10,655
Loans	1,423,957	1,690,129
Less: allowance for loan losses	59,852	76,308
Net loans	1,364,105	1,613,821
Premises and equipment, net	51,972	54,640
Other real estate owned, net	100,554	75,613
Mortgage servicing rights, net	3,605	3,897
Core deposit and other intangible asset, net	4,814	5,525
Bank-owned life insurance (BOLI)	52,096	50,966
Other assets	43,369	47,708
Total assets	$1,940,704	$2,123,921

Liabilities
Deposits:
Noninterest bearing demand	$347,154	$330,846
Interest bearing:
Savings, NOW, and money market	737,165	782,116
Time	643,715	795,566
Total deposits	1,728,034	1,908,528
Securities sold under repurchase agreements	2,631	2,018
Other short-term borrowings	4,315	4,141
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	23,568	21,398
Total liabilities	1,862,426	2,039,963

Stockholders’ Equity
Preferred stock	70,622	69,921
Common stock	18,628	18,467
Additional paid-in capital	65,714	65,209
Retained earnings	21,314	28,335
Accumulated other comprehensive loss	(3,107)	(3,130)
Treasury stock	(94,893)	(94,844)
Total stockholders’ equity	78,278	83,958
Total liabilities and stockholders’ equity	$1,940,704	$2,123,921

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	September 30,		September 30,
	2011	2010	2011	2010
Interest and Dividend Income
Loans, including fees	$19,800	$24,521	$61,765	$76,291
Loans held-for-sale	72	115	198	295
Securities, taxable	928	1,261	2,691	3,714
Securities, tax exempt	114	210	383	1,644
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	73	66	216	184
Federal funds sold	—	1	1	2
Interest bearing deposits with financial institutions	58	42	197	102
Total interest and dividend income	21,045	26,216	65,451	82,232
Interest Expense
Savings, NOW, and money market deposits	327	819	1,275	3,404
Time deposits	3,436	4,622	11,220	14,469
Securities sold under repurchase agreements	—	4	—	27
Other short-term borrowings	—	—	—	18
Junior subordinated debentures	1,155	1,072	3,401	3,216
Subordinated debt	201	234	610	632
Notes payable and other borrowings	4	4	12	9
Total interest expense	5,123	6,755	16,518	21,775
Net interest and dividend income	15,922	19,461	48,933	60,457
Provision for loan losses	3,000	11,825	7,500	75,668
Net interest and dividend income (expense) after provision for loan losses	12,922	7,636	41,433	(15,211)
Noninterest Income
Trust income	1,657	1,746	5,156	5,255
Service charges on deposits	2,157	2,238	6,021	6,542
Secondary mortgage fees	269	473	732	1,034
Mortgage servicing loss, net of changes in fair value	(328)	(322)	(221)	(876)
Net gain on sales of mortgage loans	1,314	3,328	3,667	6,716
Securities (loss) gains, net	(63)	620	588	2,374
Increase in cash surrender value of bank-owned life insurance	233	519	1,130	1,210
Death benefit realized on bank-owned life insurance	—	938	—	938
Debit card interchange income	775	699	2,259	2,086
Lease revenue from other real estate owned	1,060	429	2,537	1,389
Net gain on sales of other real estate owned	297	199	933	697
Litigation related income	—	2,645	—	2,645
Other income	1,137	1,183	4,044	3,800
Total noninterest income	8,508	14,695	26,846	33,810
Noninterest Expense
Salaries and employee benefits	7,985	9,227	25,494	27,170
Occupancy expense, net	1,273	1,236	3,928	3,998
Furniture and equipment expense	1,405	1,511	4,340	4,694
FDIC insurance	1,032	848	3,884	3,803
General bank insurance	845	165	2,496	438
Amortization of core deposit and other intangible asset	276	282	711	847
Advertising expense	311	353	731	1,048
Debit card interchange expense	394	349	1,091	996
Legal fees	924	964	2,907	2,189
Other real estate expense	5,353	5,354	16,618	18,627
Other expense	3,022	3,266	9,576	9,973
Total noninterest expense	22,820	23,555	71,776	73,783
Loss before income taxes	(1,390)	(1,224)	(3,497)	(55,184)
Benefit for income taxes	—	(1,136)	—	(23,159)
Net loss	$(1,390)	$(88)	$(3,497)	$(32,025)
Preferred stock dividends and accretion	1,190	1,135	3,524	3,394
Net loss available to common stockholders	$(2,580)	$(1,223)	$(7,021)	$(35,419)

Basic loss per share	$(0.18)	$(0.09)	$(0.49)	$(2.52)
Diluted loss per share	(0.18)	(0.09)	(0.49)	(2.52)
Dividends declared per share	—	—	—	0.02

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended September 30,  2011, and 2010

(Dollar amounts in thousands - unaudited)

	2011			2010
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$91,178	$58	0.25%	$72,447	$42	0.23%
Federal funds sold	—	—	—	2,927	1	0.13
Securities:
Taxable	144,581	928	2.57	172,603	1,261	2.92
Non-taxable (tax equivalent)	12,172	176	5.78	21,517	323	6.00
Total securities	156,753	1,104	2.82	194,120	1,584	3.26
Dividends from FRB and FHLB stock	14,050	73	2.08	13,690	66	1.93
Loans and loans held-for-sale (1)	1,489,366	19,899	5.23	1,877,175	24,650	5.14
Total interest earning assets	1,751,347	21,134	4.73	2,160,359	26,343	4.78
Cash and due from banks	32,264	—	—	36,368	—	—
Allowance for loan losses	(65,660)	—	—	(82,045)	—	—
Other noninterest bearing assets	241,963	—	—	277,367	—	—
Total assets	$1,959,914			$2,392,049

Liabilities and Stockholders’ Equity
NOW accounts	$259,505	$95	0.15%	$403,062	$240	0.24%
Money market accounts	285,712	164	0.23	340,450	428	0.50
Savings accounts	193,267	68	0.14	187,367	151	0.32
Time deposits	663,613	3,436	2.05	837,111	4,622	2.19
Interest bearing deposits	1,402,097	3,763	1.06	1,767,990	5,441	1.22
Securities sold under repurchase agreements	1,930	—	—	13,587	4	0.12
Other short-term borrowings	2,865	—	—	3,111	—	—
Junior subordinated debentures	58,378	1,155	7.91	58,378	1,072	7.35
Subordinated debt	45,000	201	1.75	45,000	234	2.03
Notes payable and other borrowings	500	4	3.13	500	4	3.13
Total interest bearing liabilities	1,510,770	5,123	1.35	1,888,566	6,755	1.42
Noninterest bearing deposits	344,757	—	—	322,467	—	—
Other liabilities	23,738	—	—	17,413	—	—
Stockholders’ equity	80,649	—	—	163,603	—	—
Total liabilities and stockholders’ equity	$1,959,914			$2,392,049
Net interest income (tax equivalent)		$16,011			$19,588
Net interest income (tax equivalent) to total earning assets			3.63%			3.60%
Interest bearing liabilities to earning assets	86.26%			87.42%

(1)                      Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 19 and includes fees of $448,000 and $641,000 for the third quarter of 2011 and 2010, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Nine Months ended September 30,  2011, and 2010

(Dollar amounts in thousands - unaudited)

	2011			2010
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$105,618	$197	0.25%	$59,495	$102	0.23%
Federal funds sold	713	1	0.18	2,138	2	0.12
Securities:
Taxable	134,596	2,691	2.67	159,221	3,714	3.11
Non-taxable (tax equivalent)	13,364	590	5.89	55,156	2,529	6.11
Total securities	147,960	3,281	2.96	214,377	6,243	3.88
Dividends from FRB and FHLB stock	13,934	216	2.07	13,392	184	1.83
Loans and loans held-for-sale (1)	1,575,039	62,024	5.19	1,950,797	76,653	5.18
Total interest earning assets	1,843,264	65,719	4.70	2,240,199	83,184	4.90
Cash and due from banks	34,023	—	—	37,060	—	—
Allowance for loan losses	(73,201)	—	—	(74,029)	—	—
Other noninterest bearing assets	238,975	—	—	269,914	—	—
Total assets	$2,043,061			$2,473,144

Liabilities and Stockholders’ Equity
NOW accounts	$265,126	$347	0.17%	$410,701	$934	0.30%
Money market accounts	297,603	670	0.30	373,468	1,895	0.68
Savings accounts	191,256	258	0.18	187,336	575	0.41
Time deposits	724,219	11,220	2.07	854,632	14,469	2.26
Interest bearing deposits	1,478,204	12,495	1.13	1,826,137	17,873	1.31
Securities sold under repurchase agreements	1,911	—	—	18,649	27	0.19
Other short-term borrowings	2,900	—	—	5,664	18	0.42
Junior subordinated debentures	58,378	3,401	7.77	58,378	3,216	7.35
Subordinated debt	45,000	610	1.79	45,000	632	1.85
Notes payable and other borrowings	500	12	3.16	500	9	2.37
Total interest bearing liabilities	1,586,893	16,518	1.39	1,954,328	21,775	1.49
Noninterest bearing deposits	354,038	—	—	318,762	—	—
Other liabilities	21,651	—	—	18,166	—	—
Stockholders’ equity	80,479	—	—	181,888	—	—
Total liabilities and stockholders’ equity	$2,043,061			$2,473,144
Net interest income (tax equivalent)		$49,201			$61,409
Net interest income (tax equivalent) to total earning assets			3.57%			3.67%
Interest bearing liabilities to earning assets	86.09%			87.24%

(1)                    Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 19 and includes fees of $1.7 million and $1.9 million for the first nine months of 2011 and 2010, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	September 30,		September 30,
	2011	2010	2011	2010
Net Interest Margin
Interest income (GAAP)	$21,045	$26,216	$65,451	$82,232
Taxable equivalent adjustment:
Loans	27	14	61	67
Securities	62	113	207	885
Interest income (TE)	21,134	26,343	65,719	83,184
Interest expense (GAAP)	5,123	6,755	16,518	21,775
Net interest income (TE)	$16,011	$19,588	$49,201	$61,409
Net interest income (GAAP)	$15,922	$19,461	$48,933	$60,457
Average interest earning assets	$1,751,347	$2,160,359	$1,843,264	$2,240,199
Net interest margin (GAAP)	3.61%	3.57%	3.55%	3.61%
Net interest margin (TE)	3.63%	3.60%	3.57%	3.67%

Efficiency Ratio
Noninterest expense	$22,820	$23,555	$71,776	$73,783
Less amortization of core deposit and other intangible asset	276	282	711	847
Less other real estate expense	5,353	5,354	16,618	18,627
Adjusted noninterest expense	17,191	17,919	54,447	54,309
Net interest income (GAAP)	15,922	19,461	48,933	60,457
Taxable-equivalent adjustment:
Loans	27	14	61	67
Securities	62	113	207	885
Net interest income (TE)	16,011	19,588	49,201	61,409
Noninterest income	8,508	14,695	26,846	33,810
Less death benefit related to bank-owned life insurance	—	938	—	938
Less litigation settlement income	—	2,645	—	2,645
Less securities gain (loss), net	(63)	620	588	2,374
Less gain on sale of OREO	297	199	933	697
Adjusted noninterest income, plus net interest income (TE)	24,285	29,881	74,526	88,565
Efficiency ratio	70.79%	59.97%	73.06%	61.32%

	(unaudited)		(unaudited)
	As of September 30,		December 31,
	2011	2010	2010
	(dollars in thousands)
Tier 1 capital
Total stockholders’ equity	$78,278	$161,569	$83,958
Tier 1 adjustments:
Trust preferred securities	27,128	54,740	29,029
Cumulative other comprehensive loss	3,107	2,652	3,130
Disallowed intangible assets	(4,814)	(5,807)	(5,525)
Disallowed deferred tax assets	(2,175)	(66,739)	(2,064)
Other	(360)	(245)	(390)
Tier 1 capital	$101,164	$146,170	$108,138

Total capital
Tier 1 capital	$101,164	$146,170	$108,138
Tier 2 additions:
Allowable portion of allowance for loan losses	20,288	24,453	22,875
Additional trust preferred securities disallowed for tier 1 captial	29,497	1,885	27,596
Subordinated debt	45,000	45,000	45,000
Other Tier 2 capital components	(7)	(7)	(7)
Total capital	$195,942	$217,501	$203,602

Tangible common equity
Total stockholders’ equity	$78,278	$161,569	$83,958
Less: Preferred equity	70,622	69,695	69,921
Intangible assets	4,814	5,807	5,525
Tangible common equity	$2,842	$86,067	$8,512

Tier 1 common equity
Tangible common equity	$2,842	$86,067	$8,512
Tier 1 adjustments:
Cumulative other comprehensive loss	3,107	2,652	3,130
Other	(2,535)	(66,984)	(2,454)
Tier 1 common equity	$3,414	$21,735	$9,188

Tangible assets
Total assets	$1,940,704	$2,297,904	$2,123,921
Less:
Intangible assets	4,814	5,807	5,525
Tangible assets	$1,935,890	$2,292,097	$2,118,396

Total risk-weighted assets
On balance sheet	$1,533,543	$1,840,794	$1,723,519
Off balance sheet	49,902	71,727	53,051
Total risk-weighted assets	$1,583,445	$1,912,521	$1,776,570

Average assets
Total average assets for leverage	$1,952,565	$2,319,257	$2,281,579